PILGRIM'S PRIDE CORPORATION
News Release
February 14, 2011

PILGRIM'S PRIDE TO HOST ANNUAL MEETING OF SHAREHOLDERS ON APRIL 29, 2011

GREELEY, CO, February 14, 2011 – Pilgrim's Pride Corporation (NYSE: PPC) today announced that it will host an annual meeting of shareholders on Friday, April 29, 2011, at 11 a.m. Eastern.  The meeting, which will include a review of fiscal 2010 and other business as may be properly brought before the meeting, will take place in New York at a site to be announced soon.

About Pilgrim’s Pride
Pilgrim's employs approximately 42,000 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico.  The Company's primary distribution is through retailers and foodservice distributors.  For more information, please visit http://www.pilgrims.com.

Contact:      Gary Rhodes
Vice President, Corporate Communications & Investor Relations
(903) 434-1495